ALRT Diabetes Solution Complements President Trump's Initiative to Lower Insulin Costs and Drive Better Diabetes Care

ALRT Diabetes Solution will transform lower insulin costs into improved patient outcomes

(May 28, 2020 – Richmond, VA) On Tuesday, May 26, President Donald Trump announced a breakthrough program to cap the out of pocket cost of insulin to senior citizens on Medicare. The Trump administration is partnering with leaders of Eli Lilly, Novo Nordisk, the American Diabetes Association, and several prominent insurers to reduce insulin prescription copays for patients on Medicare Part D plans to no more than $35 per month. Center for Medicare and Medicaid Services ("CMS") Administrator, Seema Verma, estimates that beneficiaries who join a participating Part D plan, starting January 1, 2021, could see average out-of-pocket savings of $446, or 66%, per year on insulin. This change makes insulin prescriptions far more accessible to the large diabetes patient population on Medicare.

While the insulin price cap is a major step in getting insulin to patients who need it, another barrier still remains. Insulin dosing is complicated and time consuming for primary care providers. Most providers, aside from endocrinologists or specialists, do not have the time or experience to calculate the optimal insulin dose for their patients.

The ALRT Diabetes Solution with its unique FDA cleared Insulin Dose Adjustment capabilities makes it fast and easy for providers to prescribe and titrate insulin doses with confidence and in adherence to best practice guidelines. Patients will benefit from better diabetes control and a lower risk of complications, providers will see an overall improvement in their patient outcomes and the total cost of care for diabetes and its comorbidities will be reduced across the board.

Sidney Chan, CEO of ALR Technologies Inc. ("ALRT") (OTCQB: ALRT) said, "The combination of affordable insulin and an effective and low cost delivery system will improve the lives of diabetes patients wherever it is deployed. Additionally since diabetes patients with COVID-19 are among the most vulnerable for clinical complications, preventing their exposure is paramount. The deployment of a remote diabetes management system like the ALRT Diabetes Solution will reduce patient exposures to infection and save lives."

The ALRT Diabetes Solution, which includes the disease management system and blood glucose testing supplies, is available at the cost of competitively priced testing supplies alone. Since almost nine million Medicare beneficiaries have diabetes, the ALRT Diabetes Solution is primed for wide adoption in the market and the revenue potential for ALRT in 2021 and beyond is truly remarkable.

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About ALR Technologies Inc.

ALR Technologies is a medical device company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes: an FDA-cleared and HIPAA compliant

diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices; a patent pending Predictive A1C algorithm to track treatment success between lab reports and an FDA-cleared Insulin Dosing Adjustment program. ALRT also offers an algorithm to provide physician support for timely non-insulin medication advancements. The overall goal is to optimize diabetes drug therapies to drive improved patient outcomes. The program tracks performance of all clinical activities to ensure best practices are followed. The ALRT Diabetes Solution gives providers a platform for remote diabetes care, helping to minimize patient exposure to potential infections in clinical settings. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data. More information about ALR Technologies Inc. can be found at www.alrt.com.

Contact: Ken Robulak: 727.736.3838 email: info@alrt.com